AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                      GOLDEN BOOKS PUBLISHING COMPANY, INC.

                        Pursuant to Sections 245 and 242
             of the General Corporation Law of the State of Delaware


         The undersigned, the Chairman and Chief Executive Officer of Golden Books Publishing Company, Inc. (the "Corporation"), certifies that:

         1. The Corporation was originally incorporated under the name of WPC, Inc. and the Corporation's original certificate of incorporation was filed with the Delaware Secretary of State on March 1, 1979 (the "Certificate of Incorporation").

         2. The text of the Certificate of Incorporation of the Corporation, as amended heretofore, is hereby amended and, as so amended, restated to read in its entirety as follows:

         FIRST: Name. The name of the corporation is Golden Books Publishing Company, Inc.

         SECOND: Address: Registered Office and Agent. The address of its registered office in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street in the city of Dover, County of Kent, State of Delaware. The name of its registered agent at such address is United Corporate Services, Inc.

         THIRD: Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) consisting of one class only, designated Common Stock, par value $.01 per share.

         Notwithstanding anything to the contrary contained herein, to the extent, and only for so long as is, required by Section 1123(a)(6) of Title 11, United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), the Corporation shall not issue any shares of non-voting equity securities.



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         FIFTH: Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by or in the same manner provided in the by-laws of the Corporation. The Corporation hereby confers the power to adopt, amend or repeal the by-laws of the Corporation upon the directors.

         SIXTH: Limitation of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

         SEVENTH: Indemnification. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reasons of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of its Corporation, is or was serving while a director or officer of the Corporation as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgements, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentences) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section SEVENTH.



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         IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation of the Corporation, which restated, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, has been executed by Richard E. Snyder, acting in his capacity as Chairman and Chief Executive Officer of the Corporation, this ___ day of _______, 1999.


                                           GOLDEN BOOKS PUBLISHING
                                           COMPANY, INC.

                                           ____________________________________
                                           Richard E. Snyder
                                           Chairman and Chief Executive Officer

[CORPORATE SEAL]


Attest:

By:____________________
   Philip Galanes
   Secretary


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